EXHIBIT 99.1
NEWS RELEASE

Visa's Board of Directors Elects Visa CEO Al Kelly as Chair

San Francisco, CA, April 19, 2019 - Visa Inc. (NYSE: V) today announced that its Board of Directors has unanimously elected Alfred F. Kelly, Jr. as Chair of the Board, effective as of April 16, 2019. Mr. Kelly will continue to serve as Visa’s Chief Executive Officer, a role he has held since December 2016. Mr. Kelly will succeed Robert (Bob) Matschullat as Chair of the Board. Mr. Matschullat will continue to serve on the Board and as Chair of the Board's Finance Committee.
The company also announced that the Board unanimously elected John F. Lundgren, a member of the Board since April 2017, as Lead Independent Director, also beginning April 16, 2019.
In evaluating the Board’s leadership structure, the Board considered the relevant merits of combining the roles of Chair of the Board and Chief Executive Officer and appointing a strong Lead Independent Director versus keeping the roles of Chair and CEO separate. The Board concluded that Al Kelly was the person best suited to serve as Chair of the Board at this time, providing consistent leadership and a unified voice for the company. In addition, the Board reaffirmed its commitment to independent board leadership by appointing John Lundgren to a robust Lead Independent Director role. Mr. Lundgren is an experienced leader, having led Stanley Black & Decker and The Stanley Works as CEO for 12 years and Chairman for 9 years.
“On behalf of the Board, we are pleased to appoint Al as Visa’s Chair, in addition to his continuing role as Chief Executive Officer,” said Bob Matschullat, previous Chair of the Visa Board of Directors. “Al has made a significant impact on the company during the past few years as Visa’s CEO. The Board believes Al’s strategic vision, proven leadership capabilities and deep payments expertise make him the right person to lead Visa both as CEO and as Chair of the Board into the future. The Board is also pleased that John Lundgren, with his decades of leadership experience and fresh perspective in the Board room, has stepped into the role of Lead Independent Director.”
“I am honored by the confidence the Board has placed in me and am excited about leading this great company as Chair and CEO for years to come,” said Al Kelly, Visa Inc. CEO. “I look forward to working with the Board, the management team and our dedicated employees around the world as we continue on our journey to expand the reach of Visa’s network and ensure we remain the best way to pay and be paid for everyone, everywhere. I want to thank Bob for his years of service as Chair of the Board, successfully overseeing Visa’s evolution in a rapidly evolving industry, and I am pleased he will be leading the Board’s newly-created Finance Committee and the important work they are undertaking. I look forward to working closely with John Lundgren, as our new Lead Independent Director. I know I will benefit from John’s global experience and wisdom.”
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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, visacorporate.tumblr.com and @VisaNews.

Contacts:
Investor Relations
Mike Milotich, +1 650-432-7644, InvestorRelations@visa.com

Media Relations
Will Stickney, +1 650-432-2990, press@visa.com